UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2024

OVID THERAPEUTICS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38085	46-5270895
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

441 Ninth Avenue, 14th Floor New York, New York		10001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 646-661-7661

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	OVID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2024, the Board of Directors of Ovid Therapeutics Inc. (the “Company”) appointed Margaret “Meg” Alexander, the Company’s Chief Strategy Officer, to President and Chief Operating Officer (“COO”) of the Company, effective September 9, 2024.

Ms. Alexander, 43, previously served as the Company’s Chief Strategy Officer (from June 2023 to September 2024), Chief Corporate Affairs Officer (from January 2022 to June 2023) and Vice President, Communications (from July 2021 to January 2022). Prior to Ovid, Ms. Alexander had a two-decade long career creating strategies to build corporate value, launch medicines and mitigate risk for biopharmaceutical and Fortune 500 companies. She founded and scaled the Reputation and Risk Management business at Syneos Health, a clinical and commercial resource organization, where she served as Managing Director, Reputation & Risk Management from January 2015 to June 2020. She guided the launch of more than 25 medicines, and shaped major initiatives for leading multinational companies, including Pfizer, Novartis, Amgen, Janssen, Boehringer Ingelheim, Alnylam, BioMarin, Nestle, Coca-Cola and many others. Ms. Alexander began her career at Ruder Finn, and holds a Bachelor of Business Administration from the College of William & Mary.

In connection with Ms. Alexander’s appointment, on September 9, 2024, the Company entered into an Amended and Restated Executive Employment Agreement with Ms. Alexander (the “Employment Agreement”). The Employment Agreement provides for (i) an annual base salary of $500,000, (ii) an annual cash incentive bonus with a target bonus opportunity of 45% of annual base salary, with the actual amount earned based on actual achievement against performance metrics to be established by the Company, and (iii) continued participation in the Company’s employee benefit and welfare plans. Additionally, in connection with Ms. Alexander’s appointment, the Board approved and granted Ms. Alexander a stock option to purchase 140,000 shares of the Company’s common stock pursuant to the Company’s 2017 Equity Incentive Plan. This stock option has (i) a vesting commencement date of September 9, 2024, (ii) an exercise price of $1.07 per share, and (iii) a term of 10 years from the grant date. Twenty-five percent of the shares subject to the option will vest on the one-year anniversary of the vesting commencement date, and the remainder will vest in 36 equal monthly installments thereafter, subject to Ms. Alexander’s continued service with the Company.

Pursuant to the Employment Agreement, Ms. Alexander is eligible to receive the following severance payments and benefits upon an “involuntary termination without cause” or “resignation for good reason” (each term as defined in the Employment Agreement), contingent upon Ms. Alexander’s delivery to the Company of a satisfactory release of claims: (i) a severance amount equal to the sum of Ms. Alexander’s monthly base salary, multiplied by 12, payable over 12 months following termination in accordance with the Company’s standard payroll procedures and (ii) a monthly taxable cash payment equal to the premiums for Ms. Alexander, her spouse and any dependents for coverage under the Company’s group health plan in effect on the termination date, grossed up for all taxes owed by Ms. Alexander on such payment, for 12 months following termination. Additionally, if such termination is within the three months prior to, upon or within 12 months following a “change in control” (as defined in the Employment Agreement), any unvested shares underlying Ms. Alexander’s options will become fully vested and exercisable upon such a change in control termination and any reacquisition or repurchase rights applicable to any shares issued or issuable to Ms. Alexander under any other stock award pursuant to any equity incentive plan of the Company will lapse.

The foregoing description of the Employment Agreement is a summary only and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

In connection with Ms. Alexander’s appointment, the Company and Ms. Alexander will also enter into an indemnification agreement, which requires the Company to indemnify Ms. Alexander, to the fullest extent permitted by Delaware law, for certain liabilities to which she may become subject as a result of her affiliation with the Company.

There are no family relationships among Ms. Alexander and any of the Company’s directors or executive officers, nor are there any related party transactions between Ms. Alexander and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description

10.1	Amended and Restated Executive Employment Agreement, dated September 9, 2024, between Ovid Therapeutics Inc. and Margaret Alexander.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVID THERAPEUTICS INC.

By:	/s/ Jeffrey Rona
Jeffrey Rona
Chief Business and Financial Officer

Dated: September 11, 2024